Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Expands Captisol License and Supply Agreements
with SAGE Therapeutics to Include SAGE-689

SAN DIEGO (September 29, 2015) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces it has expanded its global license and supply agreements with SAGE Therapeutics (SAGE) to now also cover the use of Captisol® in the development and commercialization of SAGE-689. Under the terms of the license, Ligand received a licensing fee and will be eligible to receive potential milestone payments, tiered royalties on future net sales and revenue from Captisol material sales. SAGE will be responsible for all costs related to the program.

“This latest agreement represents an expansion of our existing relationship with SAGE and we are excited to partner on another potentially life-changing Captisol-enabled drug,” commented John Higgins, Chief Executive Officer of Ligand. “SAGE has a track record of impressive development and scientific achievements, and this latest agreement with them adds to Ligand’s growing portfolio of over 120 shots-on-goal.”

About Captisol®

Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled seven FDA-approved products, including Amgen’s Kyprolis®, Baxter International’s Nexterone® and Merck’s NOXAFIL® IV. There are more than 40 Captisol-enabled products currently in development.

About SAGE-689

SAGE Therapeutics is developing SAGE-689, a next generation GABAA receptor allosteric modulator, as an adjunctive IV therapy for the treatment of status epilepticus patients whose seizures have not resolved after treatment with standard of care therapies.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, hepatitis, ventricular fibrilation, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, asthma, focal segmental glomerulosclerosis ("FSGS), menopausal symptoms and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Baxter International and Eli Lilly.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These include statements regarding clinical development of SAGE-689 with Captisol®, possibility of commercial success, efficacy, potency, competitiveness and the strength of Ligand's product portfolio. Actual events or results may differ from our expectations. For example, there can be no assurance that SAGE-689 with Captisol® will progress through clinical development or receive required regulatory approvals within the expected timelines or at all, that further clinical trials will confirm any safety or other characteristics or profile, that there will be a market of any size for SAGE-689 with Captisol® or that SAGE-689 with Captisol® will be beneficial to patients or successfully marketed. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other important risk factors affecting Ligand (including Ligand’s current reliance on revenues based on sales of Promacta® and Kyprolis®, and various risks to which Ligand’s Captisol® cyclodextrin operations are subject) can be found in Ligand's prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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